UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2015 (May 20, 2015)

SYNIVERSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32432	30-0041666
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8125 Highwoods Palm Way

Tampa, Florida 33647

Telephone: (813) 637-5000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2015, the Board of Directors of Syniverse Corporation approved the Second Amendment to the 2011 Equity Incentive Plan (the “Equity Plan”) to increase the number of shares of its common stock available for issuance under the Equity Plan from 12, 291,667 to 14,291,667 shares. On the same date, the Compensation Committee of Syniverse Corporation granted restricted stock units (“RSUs”) and options (the “Options”) to purchase shares of common stock of Syniverse Corporation (the “Common Stock”) under the Equity Plan. The exercise price of each Option is $11.25 and it vests ratably over a four year period. The RSUs vest 40% on the first anniversary of the grant date, 35% on the second anniversary of the grant date and 25% on the third anniversary of the grant date, in accordance with the terms of the Equity Plan. Mr. David Hitchcock, Executive Vice President – Global Product Management and Development, was granted 205,000 RSUs an option to purchase 100,000 shares of Common Stock. Mr. Alfredo de Càrdenas, President Global Sales and Services, Chief Sales Officer, was granted 205,000 RSUs an option to purchase 100,000 shares of Common Stock. Mr. Joseph DiFonzo, Chief Technology Officer, was granted 60,000 RSUs and an option to purchase 30,000 shares of Common Stock. Mr. John McRae, Chief Information Officer, was granted 60,000 RSUs and an option to purchase 30,000 shares of Common Stock. Mr. Robert Reich was granted 90,000 RSUs. In addition, the Compensation Committee also approved an amendment to Mr. Reich’s employment agreement and to the Option granted Mr. Reich on April 1, 2015 (the “Reich Option”) to provide for the forfeiture of the Reich Option with respect to 140,000 shares of Common Stock allowing Mr. Reich to retain the Reich Option with respect to the remaining 360,000 shares of Common Stock subject to Reich Option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 29, 2015

SYNIVERSE HOLDINGS, INC.
(Registrant)

By:	/s/ Laura E. Binion
Name:	Laura E. Binion
Title:	Senior Vice President and General Counsel